Exhibit 99.11
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing by the undersigned on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of TerreStar Corporation., a Delaware corporation, and that this agreement may be included as an exhibit to such joint filing.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 19, 2008.

CHARLES W. ERGEN
By:	/s/ Charles W. Ergen
Name:	Charles W. Ergen

ECHOSTAR CORPORATION
By:	/s/ Charles W. Ergen
Name:	Charles W. Ergen
Title:	Chairman and Chief Executive Officer